Exhibit 3.12

FIRST AMENDMENT TO THE

AMENDED AND RESTATED OPERATING AGREEMENT OF

MGP LESSOR, LLC

a Delaware limited liability company

This First Amendment to the Amended and Restated Operating Agreement (this “Amendment”) of MGP Lessor, LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of April 5, 2016, by MGM Grand Detroit, LLC, a Delaware limited liability company (the “Member,” and together with any additional members of the Company admitted from time to time pursuant to Article III of the Operating Agreement (as defined below), the “Members”), as the sole member of the Company.

WITNESSETH:

WHEREAS, the Member, as the sole member of the Company, executed that certain Amended and Restated Operating Agreement of the Company, dated as of March 21, 2016 (as amended, supplemented or otherwise modified, the “Operating Agreement”);

WHEREAS, the Member desires to amend the Operating Agreement to reflect the elimination of the office of President of the Company, pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.) (as amended from time to time, the “Act”).

WHEREAS, the Company is amenable to the foregoing proposed amendments to the Operating Agreement; and

WHEREAS, the Member desires to modify the Operating Agreement, as more particularly set forth in this Amendment.

AGREEMENTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree to amend the Operating Agreement as follows:

1. Amendments to Operating Agreement.

(a)	The first paragraph of Section 4.8 of the Operating Agreement is hereby amended and restated as follows:

“4.8 Special Meetings. Special meetings of the Board for any purpose or purposes shall be called at any time by the Chairman of the Board, the CEO, the CFO, the Secretary or by any Manager.”

(b)	Section 4.15 of the Operating Agreement is hereby amended and restated as follows:

“4.15 Management of Company. The day-to-day management of the Company shall be vested in any of the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Secretary and Treasurer of the Company, and such additional offices and officers as the Board shall create and appoint, respectively, from time to time, which offices shall be elected solely by the Board and who shall report to the Board. Any officer may be removed by the Board at any time with or without cause. The officers shall hold their offices until such time as they are removed or replaced by the Board, or they resign, provided that no officer shall perform any duties or exercise any powers of such position related to Michigan operations (to the extent that such officer is required to be eligible, qualified, and suitable) until such officer has been determined to be qualified or licensed or both or otherwise authorized by the Board. A person who so performs his or her duties shall not have any liability by reason of being or having been an officer of the Company. The officers of the Company, and such additional officers of the Company, shall have the duties and powers that are commensurate with such offices and capacities for companies similarly situated, or as the Board otherwise determines.”

2. Counterparts. This Amendment may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

3. Governing Law. THIS AMENDMENT IS GOVERNED BY AND WILL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

4. Entire Agreement. The Operating Agreement, as amended by this Amendment, contains the entire agreement among the Members with respect to the matters contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the date first written above.

MEMBER:	MGM Grand Detroit, LLC

/s/ John M. McManus
By: John M. McManus
Title: Secretary

[FIRST AMENDMENT TO A&R OPERATING AGREEMENT (MGP LESSOR, LLC)]